Exhibit 10.1

CONTRIBUTION AGREEMENT

(Pool 1)

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 23rd day of June, 2009 by and between EXTRA SPACE STORAGE LLC, a Delaware limited liability company (“Extra Space”), and HSRE-ESP IA, LLC, a Delaware limited liability company (“HSRE”).

RECITALS

WHEREAS, Extra Space is the owner of a ninety nine percent (99%) ownership interest (the “ESP 52 Interest”) in Extra Space Properties Fifty Two LLC (“ESP 52”) and one hundred percent (100%) of the ownership interest (the “ESP 58 Interest”; together with the ESP 52 Interest, the “ESP Interests”) in Extra Space Properties Fifty Eight LLC (“ESP 58”), which owns the remaining one percent (1%) interest in ESP 52;

WHEREAS, ESP 52 is the direct owner of nineteen self storage facilities more particularly described on Schedule R-1, attached hereto (each, a “Facility” or a “Direct Facility” and collectively, the “Direct Facilities”);

WHEREAS, ESP 52 is the owner of one hundred percent (100%) of the ownership interest (the “ESP Maryland Interests”) in Extra Space Maryland Two LLC, a Delaware limited liability company (“ESP Maryland Two”);

WHEREAS, ESP Maryland Two is the direct owner of four self storage facilities more particularly described on Schedule R-2, attached hereto (each, a “Facility” or a “Maryland Facility” and collectively, the “Maryland Facilities”; the Direct Facilities and the Maryland Facilities are collectively referred to herein as the “Facilities”);

WHEREAS, pursuant to a separate Contribution Agreement (Pool 2) executed concurrently herewith between HSRE and Extra Space (the “Pool 2 Contribution Agreement”) and relating to Extra Space’s direct or indirect interest in nineteen (19) self storage facilities (the “Pool 2 ESP Interests”) (as more particularly described in the Pool 2 Contribution Agreement), the parties have agreed, subject to the terms and conditions of the Pool 2 Contribution Agreement, to engage in a series of transactions pursuant to which:

(1)           Extra Space and HSRE will form a new limited liability company to be named HSRE-ESP I, LLC (“HSRE-ESP”) to be owned by Extra Space and HSRE and, as Extra Space’s initial capital contribution to HSRE-ESP, Extra Space will contribute cash in the amount specified in the Pool 2 Contribution Agreement and all of Extra Space’s right, title, and interest in and to the Pool 2 ESP Interests in exchange for membership interests in HSRE-ESP (the “Initial ESS HSRE-ESP Interests”), which Initial ESS HSRE-ESP Interests are more particularly described in the form of limited liability company agreement for HSRE-ESP attached as Exhibit A to the Pool 2 Contribution Agreement and by this reference made a part hereof (the “HSRE-ESP Operating Agreement”);

(2)           As HSRE’s initial capital contribution to HSRE-ESP, HSRE will contribute cash in the amount specified in the Pool 2 Contribution Agreement in exchange for membership interests in HSRE-ESP (the “HSRE HSRE-ESP Interests”), which HSRE HSRE-ESP Interests are more particularly described in the HSRE-ESP Operating Agreement; and

(3)           HSRE-ESP will distribute cash to Extra Space in the amount specified in the Pool 2 Contribution Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, Extra Space and HSRE desire to engage in a series of transactions pursuant to which:

(1)           Extra Space will contribute cash in the amount specified in this Agreement and all of Extra Space’s right, title, and interest in and to the ESP Interests in exchange for additional membership interests in HSRE-ESP (the “Additional ESS HSRE-ESP Interests”), which Additional ESS HSRE-ESP Interests are more particularly described in the HSRE-ESP Operating Agreement;

(2)           As an additional capital contribution to HSRE-ESP, HSRE will contribute cash in the amount specified in this Agreement in exchange for additional membership interests in HSRE-ESP (the “Additional HSRE HSRE-ESP Interests”), which Additional HSRE HSRE-ESP Interests are more particularly described in the HSRE-ESP Operating Agreement; and

(3)           HSRE-ESP will distribute cash to Extra Space in the amount specified in this Agreement;

WHEREAS, the Facilities are subject to the Existing Indebtedness (defined below) in the aggregate approximate amount of $112,000,000.00 and after contribution of the ESP Interests to HSRE-ESP, the Facilities will continue to be subject to the Existing Indebtedness.

THEREFORE, in consideration of the terms and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Extra Space and HSRE agree as follows:

1.             AGREEMENT TO CONTRIBUTE.  Subject to the conditions and on the terms contained in this Agreement, HSRE agrees to contribute to HSRE-ESP cash in the amount specified in Section 2.2.3 below and Extra Space agrees to (i) contribute, assign, convey and transfer to HSRE-ESP the ESP Interests, on the terms and conditions set forth in this Agreement and in the Assignment Agreement (as defined in Section 4.2.2.2 below) and (ii) contribute to HSRE-ESP cash in the amount specified in Section 2.2.4 below.

2.             TRANSFER OF ESP INTERESTS.

2.1           Recitals.  The foregoing recitals are hereby incorporated by this reference.

2.2           Consideration and Closing Structure.

2.2.1        Contribution Value.  The parties hereby agree that the gross fair value of the ESP Interests (which include the value of all of the Facilities), for all purposes of this Agreement, is equal to $155,500,000 (the “Contribution Value”).

2.2.2        Distribution Amount.  Immediately after the Closing Extra Space and HSRE shall cause HSRE-ESP to distribute to Extra Space cash in an amount (the “Extra Space Distribution Amount”) equal to the sum of: (i) the “Initial HSRE Contribution Amount” (hereinafter defined) minus (ii) any closing costs and prorations described in Section 4.3 below (including the costs described in Section 4.3.4 below) (collectively, the “Prorations”) and credited, as of the Proration Date (as defined below), to HSRE-ESP, plus (iii) any Prorations credited, as of the Proration Date, to Extra Space.  As used herein, the term “Initial HSRE Contribution Amount” shall mean eighty percent (80%) of the difference between (A) the Contribution Value, minus (B) the sum of the aggregate unpaid principal balance of the Existing Indebtedness plus all accrued and unpaid interest with respect to the Existing Indebtedness as of the Proration Date.  Extra Space and HSRE agree that for purposes of determining the balance of Extra Space’s “Capital Account” (as defined in the HSRE-ESP Operating Agreement) and Extra Space’s “Adjusted Capital Account” (as defined in the HSRE-ESP Operating Agreement), the gross amount of Extra Space’s initial “Capital Contribution” to HSRE-ESP shall be reduced by the Initial HSRE Contribution Amount notwithstanding the fact that the amount actually distributed to Extra Space by HSRE-ESP is adjusted (either increased or decreased) pursuant to the provisions of this Section 2.2.2.  The parties hereby agree that the provisions of this Section 2.2.2 are intended to cause the Adjusted Capital Accounts of HSRE and Extra Space to be in an 80.00%/20.00% ratio, respectively, following the contribution of the ESP Interests by Extra Space and the Initial HSRE Contribution Amount by HSRE and the distribution of the Extra Space Distribution Amount to Extra Space and the pro-rations and credits provided for herein.

2.2.3        Cash to be Contributed by HSRE.  At Closing, HSRE shall contribute to HSRE-ESP cash in an amount (the “Total HSRE Contribution Amount”) equal to the sum of (i) the Initial HSRE Contribution Amount, plus (ii) Eighty Percent (80.00%) of the total Prorations charged to HSRE-ESP.

2.2.4        Cash to be Contributed by Extra Space.  At Closing, Extra Space shall contribute to HSRE-ESP cash in an amount (the “Total Extra Space Contribution Amount”) equal to the sum of Twenty Percent (20.00%) of the Prorations charged to HSRE-ESP.

3.             THE PROPERTY; EXISTING INDEBTEDNESS.

3.1           Property.  As used herein, “Property” shall mean and include all of the following:

3.1.1        Land.  Those certain tracts of real estate underlying the Facilities, as more particularly described on Schedules 3.1(a) 1 through 23, together with all easements, covenants, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto (collectively, the “Land”);

3.1.2        Improvements. All of the buildings, structures, fixtures and other improvements located on or used in connection with the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures (the “Improvements”) (the Land and the Improvements are collectively referred to as the “Premises”);

3.1.3        Tangible Personal Property.  To the extent owned by either ESP 52 or ESP Maryland Two, all furniture, furnishings, fixtures, equipment, machinery, maintenance vehicles and equipment, tools, parts, recreational equipment, carpeting, window treatments, stationery and other office supplies and other tangible personal property of every kind situated in, on, over and under the Premises or used in connection therewith, which is not owned by tenants under the Leases (defined below), together with all replacements and substitutions therefor between the date hereof and Closing (the “Tangible Personal Property”), including but not limited to those items set forth on Schedule 3.1(c) attached hereto;

3.1.4        Leases and Contracts.  All right, title and interest of ESP 52 or ESP Maryland Two (as applicable) in and to the Contracts, if any, and the Leases (as such terms are defined below); and

3.1.5        Intangibles.  All transferable warranties or guaranties issued in connection with the Improvements or Tangible Personal Property, and any other intangible personal property, and used exclusively in connection with the Premises or the business transacted thereon (collectively, the “Intangible Personal Property”), including, without limitation, to the extent assignable, all land use entitlements, development rights, licenses, permits, authorizations, names, and telephone exchange numbers; provided, however, that notwithstanding anything to the contrary set forth in this Section 3.1, the terms Property and Intangible Personal Property shall expressly exclude any and all trade names and trademarks owned, directly or indirectly, by Extra Space Storage Inc. regardless of whether such trade names or trademarks are used on or with respect to the Property and nothing in this Agreement shall be construed to either convey or to create any obligation on the part of Extra Space to convey, to HSRE-ESP any rights in or rights to use any such trade names or trademarks.

Notwithstanding anything to the contrary set forth above or otherwise contained herein, “Property” expressly excludes (i) all property owned by tenants or other users or occupants of the Premises (other than ESP 52 and ESP Maryland Two), (ii) all property owned by the property manager of the Premises, (iii) all property owned by any vendor under any Contract, (iv)  all rights and liabilities of either ESP 52 or ESP Maryland Two in, to and under those litigation matters, if any, described in Schedule 3.1 attached hereto.

3.2           Existing Indebtedness.  As used in this Agreement, the term “Existing Indebtedness” shall mean those certain loans evidenced by separate Promissory Notes with respect to each of the Facilities in which either ESP 52 or ESP Maryland Two appears as Borrower and Wachovia Bank N.A. appears as Lender (each a “Third Party Note” and collectively the “Third Party Notes”).  The Third Party Notes are secured by one or more mortgages or deeds of trust against the Property (each a the “Third Party Mortgage” and collectively the “Third Party Mortgages”).  Extra Space and HSRE agree as follows with respect to the Existing Indebtedness:

3.2.1        The obligations of Extra Space and HSRE under this Agreement shall be subject to the following:

3.2.1.1                 HSRE’s approval, prior to the expiration of the Due Diligence Period (defined below) of the Existing Indebtedness, including, but not limited to, HSRE’s approval of the amount, interest rate, payment schedule, repayment term and other terms of the Existing Indebtedness, and the form of the documents evidencing and or securing the Existing Indebtedness, including, but not limited to, any guarantees of the Existing Indebtedness (the “Third Party Loan Documents”), which approvals shall be in HSRE’s sole and absolute discretion.

3.2.1.2                 The current holder or holders of the Existing Indebtedness (the “Lender”) and each servicer of the Existing Indebtedness consenting to the transaction which is the subject of this Agreement and HSRE-ESP’s assumption of the Existing Indebtedness, all on terms that are acceptable to HSRE and Extra Space, in their respective sole discretions (the “Lender Conditions”).  The parties acknowledge that the Lender may require as a Lender Condition that the Existing Indebtedness be guaranteed by HSRE-ESP and that Extra Space continue to provide certain guarantees and/or indemnifications with respect to the Existing Indebtedness.  Subject to the terms and conditions of this Agreement, Extra Space agrees to provide such guarantees and/or indemnifications.  The Parties also acknowledge that (i) any required guaranties or indemnifications from either HSRE-ESP or Extra Space that are more burdensome or onerous, in any material respects, than the existing guarantees and indemnifications provided by Extra Space shall not be acceptable, (ii) any Lender Conditions that require any guaranties or indemnifications from HSRE or any Affiliate of HSRE (other than HSRE-ESP) are not acceptable to HSRE.

3.2.2        Extra Space agrees that, within ten (10) days of the execution of this Agreement, Extra Space will apply for and will thereafter pursue with reasonable diligence Lender’s consent to the transaction which is the subject of this Agreement.  Extra Space will advance the non-refundable amounts charged by the Lender as a condition to processing the request that Lender consent to the transaction which is the subject of this Agreement.  Extra Space agrees, from time to time, to inform HSRE as to the status of the approval process and Extra Space and HSRE each agree to use commercially reasonable efforts to cooperate with each other and with Lender and any servicer in seeking such approval and consent and in responding to the reasonable requests of Lender and/or such servicer.  Provided that the Closing occurs, HSRE-ESP shall be responsible for and pay all fees, costs, expenses, and other charges charged by Lender and/or any servicer of the Existing Indebtedness or incurred in the satisfaction of any condition or requirement imposed by Lender or such servicer with respect to Lender’s consenting to the transaction which is the subject of this Agreement (“Lender Expenses”) and any party advancing such costs prior to Closing shall be reimbursed for such costs at Closing.  If the Closing does not occur, neither Extra Space nor HSRE shall be reimbursed for any of the Lender Expenses advanced by such party.  The obligations of this Section 3.2.2 shall survive the Closing and shall survive the termination of this Agreement.

3.2.3        Notwithstanding anything to the contrary in this Agreement, if at the Closing Date, Lender and/or any servicer of Existing Indebtedness has not consented to the transaction which is the subject of this Agreement and provided that HSRE has not terminated this Agreement pursuant to Section 8.3 below, HSRE shall have the option to either (A) extend the Closing for an additional sixty (60) days (hereinafter the “Lender Approval Extension Period”) to permit Extra Space to continue to pursue with reasonable diligence Lender’s consent to the transaction which is the subject of this Agreement or (B) terminate this Agreement.  Such option shall be exercised by HSRE giving Extra Space written notice of HSRE’s election to either extend the Closing or terminate this Agreement pursuant to this Section 3.2.3 at any time on or before the date on which the Closing Date would be scheduled to occur but for such extension.  If HSRE fails to give such written notice to Extra Space, such failure shall be deemed to be an election to terminate this Agreement.

3.2.4        During the Due Diligence Period, Extra Space will make available to HSRE true and correct copies of all of the material Third Party Loan Documents for inspection, copying and review.

4.             CLOSING.

4.1           Closing Date.  The “Closing Date” or “Closing” of the transaction contemplated by this Agreement shall be on or before the date which is fifteen (15) days from the end of the Due Diligence Period.  The “Closing Date” shall be the date on which the “Closing” occurs.  The Closing shall occur at the office of HSRE’s Counsel, DLA Piper LLP (US), 203 North LaSalle Street, 19th Floor, Chicago, IL, 60601.  The “Closing” shall be deemed to have occurred when all of the conditions to Closing (as set forth in this Agreement) have either been satisfied or waived, the Escrow Agent (defined below) holds a settlement statement signed by Extra Space, a settlement statement signed by HSRE, and all of the funds and all of the other documents required by this Agreement, and Extra Space and HSRE have authorized Escrow Agent to disburse such funds and deliver such documents in accordance with the provisions of this Agreement.

4.2           Closing Documents.

4.2.1        Coordination with Closing Under Pool 2 Contribution Agreement.  It is the anticipation of the parties to this Agreement that the Closing under the Pool 2 Contribution Agreement will occur prior to the Closing under this Agreement.  If the Closing under the Pool 2 Contribution has not occurred prior to the Closing under this Agreement, the parties will, in connection with the Closing under this Agreement, proceed to (a) form HSRE-ESP, (b) make such modifications to the HSRE-ESP Operating Agreement and the Pool 2 Contribution Agreement to reflect the fact that the Closing is occurring under this Agreement prior to the Closing under the Pool 2 Contribution Agreement, and (c) execute the HSRE-ESP Operating Agreement (as modified pursuant to the provisions of this Section 4.2.1) as part of the Closing under this Agreement.

4.2.2        Extra Space.  At Closing, Extra Space shall deliver each of the following:

4.2.2.1                 [RESERVED].

4.2.2.2                 two counterparts of an Assignment and Assumption of the Membership Interests in ESP 52 and ESP 58 (the “Assignment Agreement”) executed by Extra Space in the form of Exhibit B attached hereto and by this reference made a part hereof [at Closing, one counterpart will be delivered to Extra Space and one counterpart will be delivered to HSRE-ESP];

4.2.2.3                 if the Closing under the Pool 2 Contribution Agreement has not occurred, three counterparts of the HSRE-ESP Operating Agreement (as modified pursuant to Section 4.2.1 above), executed by Extra Space [at Closing, one counterpart will be delivered to Extra Space, one counterpart will be delivered to HSRE and one counterpart will be delivered to HSRE-ESP];

4.2.2.4                 any and all affidavits, undertakings, certificates or other documents customarily required by Title Insurer in order to cause it to issue the Title Policy or the Endorsements (as defined in Section 11.1.1 hereto), as applicable, to HSRE-ESP or any applicable subsidiary of HSRE-ESP including, without limitation, ESP 52 or ESP Maryland Two;

4.2.2.5                 Extra Space’s affidavit stating Extra Space’s U.S. taxpayer identification number and that Extra Space is not a disregarded entity or foreign person within the meaning of Section 1445 of the Internal

Revenue Code (and any similar affidavit that may be required under state law);

4.2.2.6                 to the extent not provided to HSRE prior to Closing, copies of all Contracts, if any, and all Leases (each of which may be delivered at the Facility which is the subject of such Lease) [to be delivered to HSRE-ESP];

4.2.2.7                 evidence reasonably satisfactory of termination of the existing property management agreements for the Property [to be delivered to HSRE-ESP];

4.2.2.8                 two counterparts of a new property management agreement with respect to each Facility executed by Extra Space Management, Inc. (“ESMI”), in the form of Property Management Agreement attached as Exhibit C to the HSRE-ESP Operating Agreement and by this reference made a part hereof (each a “Property Management Agreement” and collectively the “Property Management Agreements”) [at Closing, one counterpart of each Property Management Agreement will be delivered to ESMI and one counterpart of each Property Management Agreement will be delivered to HSRE-ESP];

4.2.2.9                 if the Closing under the Pool 2 Contribution Agreement has not occurred, two counterparts of a Non-Competition and Right of First Opportunity Agreement in the form attached hereto as Exhibit C and by this reference made a part hereof (the “ROFO Agreement”) [at Closing, one counterpart will be delivered to Extra Space and one counterpart will be delivered to HSRE];

4.2.2.10               Cash in the amount specified in Section 2.2.4 above [to be delivered to HSRE-ESP]; and

4.2.2.11               all other documents reasonably and customarily required in order to complete the conveyance, transfer and assignment of the ESP Interests to HSRE-ESP.

4.2.3        HSRE.  At Closing, HSRE shall deliver each of the following:

4.2.3.1                 Cash in the amount specified in Section 2.2.3 above [to be delivered to HSRE-ESP];

4.2.3.2                 if the Closing under the Pool 2 Contribution Agreement has not occurred, three counterparts of the HSRE-ESP Operating Agreement (as modified pursuant to Section 4.2.1 above), executed by Extra Space [at Closing, one counterpart will be delivered to Extra Space, one counterpart will be delivered to HSRE and one counterpart will be delivered to HSRE-ESP]

4.2.3.3                 if the Closing under the Pool 2 Contribution Agreement has not occurred, two counterparts of the ROFO Agreement executed by Harrison Street Real Estate Capital, LLC [at Closing, one counterpart of the ROFO Agreement will be delivered to Extra Space and one counterpart of the ROFO Agreement will be delivered to HSRE]; ;

4.2.4        HSRE-ESP.  At Closing, Extra Space and HSRE shall cause HSRE-ESP to deliver the following:

4.2.4.1                 if the Closing under the Pool 2 Contribution Agreement has not occurred, the Additional ESS HSRE-ESP Interests and the Additional HSRE HSRE-ESP Interests (the delivery of which shall be evidenced by the execution and delivery of the HSRE-ESP Operating Agreement by HSRE and Extra Space);

4.2.4.2                 two counterparts of the Assignment Agreement [at Closing, one counterpart will be delivered to Extra Space and one counterpart will be delivered to HSRE-ESP];

4.2.4.3                 two counterparts of a Property Management Agreement with respect to each of the Facilities executed, as applicable, by either ESP 52 or ESP Maryland Two [at Closing, one counterpart of each Property Management Agreement will be delivered to ESMI and one counterpart of each Property Management Agreement will be delivered to HSRE-ESP];

4.2.4.4                 To Extra Space, cash in the amount of the Extra Space Distribution Amount;

4.2.4.5                 any and all affidavits, undertakings, certificates or other documents customarily required by Title Insurer in order to cause it to issue the Title Policy or the Endorsement, as applicable; and

4.2.4.6                 copies of resolutions authorizing this transaction and an incumbency certificate evidencing the authority of HSRE’s signatories.

4.3           Credits and Prorations.

4.3.1        Prorations.  Subject to the Proration Review (as defined in Exhibit D), the following shall be apportioned between Extra Space and HSRE-ESP with respect to the Property, such prorations to be computed based on the number of days Extra Space and HSRE-ESP each own the Property in the month in which the Closing occurs, as of 12:01 a.m. on the third day prior to the Closing Date (the “Proration Date”), as if Extra Space were selling the Property to HSRE on the Proration Date, and such prorations shall increase or decrease the amount of cash disbursed to Extra Space at Closing:

4.3.1.1                 all collected rents and other sums received under Leases (“Rents”) (including prepaid Rents) (to the extent that collected rents or other sums are distributed by either ESP 52 or ESP Maryland Two to Extra Space, the applicable prorated portion of such collected rents and other sums shall be a credit to HSRE-ESP and to the extent that such collected rents or other sums are retained by ESP 52 and/or ESP Maryland Two, the applicable prorated portion of such collected rents or other sums shall be a credit to Extra Space);

4.3.1.2                 taxes and assessments (including, without limitation, personal property taxes on the Personal Property and rent taxes) levied against the Property;

4.3.1.3                 pre-payments and accrued amounts due under any contracts relating to the Property;

4.3.1.4                 accrued income and expenses (including, without limitation, gas, electricity and other utility charges for which ESP 52 or ESP Maryland Two is liable, if any, with such charges to be apportioned as of the Proration Date on the basis of the most recent meter reading occurring prior to the Proration Date or, if unmetered, on the basis of a current bill for each such utility);

4.3.1.5                 all other expenses pertaining to the Property;

4.3.1.6                 premiums under insurance policies; and

4.3.1.7                 a credit to Extra Space for the amount of any reserve accounts held by the Lender to the extent retained for the benefit of HSRE-ESP after Closing.

4.3.2        Method of Prorations.  Notwithstanding anything contained in the foregoing provisions:

4.3.2.1                 Real estate and personal property taxes and assessments will be prorated between Extra Space and HSRE-ESP for the period for which such taxes are assessed, regardless of when payable.  If the current tax bill is not available at Closing, then the proration shall be made on the basis of 100% of the most recent ascertainable tax bill.  Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If taxes and assessments for the fiscal year in which Closing occurs or any prior years have not been paid before Closing, HSRE-ESP shall be credited by Extra Space at the time of Closing with an amount equal to that portion of such taxes and assessments which are ratably attributable to the period before the Proration Date and HSRE-ESP shall pay the taxes and assessments prior to their becoming delinquent.  If taxes and assessments for the fiscal year in which Closing occurs have been paid before Closing, Extra Space shall be credited by HSRE-ESP at the time of

Closing with an amount equal to that portion of such taxes and assessments which are ratably attributable to the period from and after the Proration Date.  For each Facility for which a current tax bill for the year in which the Closing occurs is not available at Closing, at such time as the current tax bill for the year in which the Closing occurs becomes available, Extra Space and HSRE-ESP shall re-prorate real estate taxes and each agrees to pay to the other such amounts as are determined to be due and owing by such party pursuant to such re-proration within twenty (20) days written notice from the other.

4.3.2.2                 “Delinquent Rents” (as defined below) owed by tenants who have no Delinquent Rents which are more than thirty (30) days delinquent as of the Proration Date shall be prorated as of the Proration Date as if fully collected on the Proration Date.  Except as provided in the preceding sentence, Delinquent Rents shall not be prorated and all Delinquent Rents shall be the property of HSRE-ESP as of the Closing Date.  As used herein, “Delinquent Rents” means all rent due and payable as of the Proration Date and applicable, on an accrual basis, to any period of time preceding the Proration Date, including, but not limited to, checks received after the Proration Date, but prior to the Closing Date.

4.3.3        Proration Review.  Within sixty (60) days after the Closing, Extra Space and HSRE-ESP shall review the prorations as specified in Sections 4.3.1 and 4.3.2 above in accordance with the provisions of Exhibit D attached hereto and by this reference made a part hereof, with any payments that are called for by such review to be made by the applicable party in cash.  The provisions of this Section 4.3.3 shall survive the Closing.

4.3.4        Closing Costs.  At the Closing, the following costs shall be paid by HSRE-ESP and/or reimbursed to Extra Space or HSRE, as applicable: (i) the cost of the Survey, all recording costs and all escrow costs; (ii) all actual out of pocket costs incurred or paid to unaffiliated third parties by HSRE in connection with its due diligence investigation of the Property, the ESP Interests, the ESP Maryland Interests and Extra Space; (iii) all fees, costs, expenses, and other charges charged by Lender and/or any servicer of the Existing Indebtedness or incurred in the satisfaction of any condition or requirement imposed by Lender or such servicer with respect to Lender’s consenting to the transaction which is the subject of this Agreement; (iv) all attorney’s fees and costs incurred by either Extra Space or HSRE in connection with the negotiation and documentation of the transaction which is the subject of this Agreement and the performance of due diligence for the benefit of HSRE.  At Closing, the following costs shall be paid by Extra Space and/or HSRE-ESP in accordance with local practice and custom in the area applicable to each Property:  (A) the cost of the base title policy, endorsements, reinsurance or coinsurance, (B) transfer, documentary and similar taxes related to the purchase of the ESP Interests, if any; provided, however, that in the absence of local practice and custom relating to the payment of such costs, such costs shall be paid by HSRE-ESP.  Notwithstanding anything to the contrary in this Section 4.3.4, if the Closing does not occur, no party to this Agreement shall be responsible for reimbursing any other party to this Agreement for fees, expenses costs incurred by or for the benefit of such party except as expressly provided otherwise in Section 13.1.2 below.

4.3.5        Survival.  The obligations under this Section 4.3 shall survive Closing.

5.             REPRESENTATIONS AND WARRANTIES OF EXTRA SPACE.

5.1           Warranties and Representations  Extra Space represents and warrants to HSRE that, as of the date of this Agreement and at the Closing:

5.1.1        Authority, etc.  Extra Space is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware.  Extra Space has full power and lawful authority under its organizational documents to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement.  All actions necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement to be executed on behalf of Extra Space) have been taken.  Extra Space’s execution, delivery and performance of this Agreement will not result in any violation of, or default under, or require any notice or consent under Extra Space’s organizational documents.

5.1.2        No Other Agreements.  Extra Space has not entered into any agreement to dispose of its interest in the Property or any part thereof.  Extra Space has not entered into any agreement to dispose of the ESP Interests, except for this Agreement.

5.1.3        Title and Survey.  At Closing, ESP 52 or ESP Maryland Two (as applicable) shall own a fee simple estate in and to the Property relating to the Direct Facilities and ESP Maryland Two shall own a fee simple estate in and to the Property relating to the Maryland Facilities, subject only to: (i) the Approved Title Matters (as defined in Section 8.2.3 hereto), (ii) the lien of general real estate taxes which are not yet due or payable as of Closing, (iii) the rights of tenants, as tenants only, under the Leases (with no options to purchase or rights of first refusal to purchase thereunder), (iv) acts of, by or through HSRE, (v) matters disclosed by the surveys of the Premises and more particularly described on Schedule 5.1.3 attached hereto (collectively, the “Surveys”), and (vi) standard exceptions which cannot be waived or deleted from the Title Policy (defined below) in the jurisdiction in which the Property is located (collectively, the “Permitted Exceptions”).

5.1.4        Leases.  Extra Space has made available to HSRE at the Facilities true and complete copies of all leases set forth in the rent rolls described on

Schedule 5.1.4 attached hereto (the “Leases”) and all of Extra Space’s files and correspondence relating to the Leases.  The rent rolls described in Schedule 5.1.4 are true, correct and complete.  As of Closing, ESP 52 or ESP Maryland Two (as applicable) shall be the landlord under each Lease and shall not have assigned any interest therein to any entity or person.  The information set forth on Center Shift (as defined in Section 8.2.1) relating to the Property and the Leases is true and correct in all material respects.

5.1.5        Contracts.  With the exception of the Permitted Exceptions, the Third Party Loan Documents, the Leases, and the existing property management contracts between ESMI and either ESP 52 or ESP Maryland Two, as applicable, all of which property management contracts will be terminated at Closing, there are no service, maintenance, repair, parking, employment, union, construction, leasing or other similar contracts to which either ESP 52 or ESP Maryland Two is a party and relating to the ownership or operation of the Property (the “Contracts”).

5.1.6        Litigation.  Except as set forth on Schedule 5.1.6 attached hereto and neither ESP 52 nor ESP Maryland Two has been served with any litigation (including eminent domain proceedings) which, as of the date of this Agreement, is still pending against any of such parties with respect to the ownership or operation of the Property.  Neither ESP 52 nor ESP Maryland Two has been served with any litigation which is still pending against such party with respect to the ESP Interests, the ESP Maryland Interests.

5.1.7        Violations.  Neither Extra Space, ESP 52 nor ESP Maryland Two has received from any governmental authority written notice of, nor does Extra Space have any Knowledge of, any pending, threatened or currently existing material violation of any zoning, building, fire, environmental or health code or any other statute, ordinance, rule, regulation or order applicable to Extra Space, ESP 52, ESP Maryland Two or the Property or any part thereof.

5.1.8        Brokerage Agreements.  There are no leasing brokerage agreements, leasing commission agreements or other agreements providing for the payment of any amount for leasing activities with respect to the Property or any portion thereof.

5.1.9        Licenses.  Extra Space, ESP 52 or ESP Maryland Two (as applicable) has obtained and kept in force any necessary licenses to carry on its business now conducted in the States in which the Property is located. To Extra Space’s Knowledge, any necessary business certificates or fictitious name certificates, or both, required to be filed by Extra Space, ESP 52 or ESP Maryland Two (as applicable) under the laws of any state have been duly filed and are in full force and effect in accordance with the respective terms thereof.

5.1.10      Other Property.  Neither ESP 52 nor ESP Maryland Two owns, nor has it ever owned, directly or indirectly, any real or personal property other than the Direct Facilities (as to ESP 52) or the Maryland Facilities (as to ESP Maryland Two).

5.1.11      Employees.  Neither ESP 52 nor ESP Maryland Two have, nor have they ever had, any employees.  All employees working at the Facilities are employees of the existing property manager.

5.1.12      Securities.  Neither ESP 52 nor ESP Maryland Two have sold any securities from and after the date of its formation or have been obligated to file any reports, schedules, forms, statements and other documents with the SEC through the date hereof.

5.1.13      Tax Status.  Each of ESP 52 and ESP Maryland Two has been at all times since its inception a partnership or disregarded entity for federal income tax purposes and (ii) as of the Closing, shall be treated for federal income tax purposes as a “disregarded entity”.  There have been properly completed and filed on a timely basis all tax returns required to be filed (if any) by ESP 52 and ESP Maryland Two and its subsidiaries.  As of the time of filing, the foregoing tax returns (if any) correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of or information regarding the ESP 52 or ESP Maryland Two (as applicable) required to be shown thereon and all such tax returns have been filed on a timely basis (including extensions).

5.1.14      Condemnation.  Neither Extra Space, ESP 52 nor ESP Maryland Two has received written notice of any pending condemnation action with respect to any Facility.

5.1.15      Bankruptcy.  There are no attachments, executions, assignments for the benefit of creditors or voluntary or involuntary proceedings in bankruptcy pending against Extra Space, ESP 52, ESP 58 or ESP Maryland Two.

5.1.16      Rezoning and Property Assessments.  To Extra Space’s Knowledge and except as set forth on Schedule 5.1.16, none of Extra Space, ESP 52 or ESP Maryland Two has received written notice of any pending or proposed proceeding to change or redefine the zoning classification of all or any part of any Facility.

5.1.17      Tangible Personal Property.  As of Closing, the Tangible Personal Property will be owned by ESP 52 or ESP Maryland Two free and clear of any conditional bills of sale, chattel mortgages, security agreements or financing statements or other security interests of any kind.

5.1.18      ESP 52, ESP Maryland Two and Storage Facilities In Compliance with Laws, Regulations, Etc.  Each of ESP 52, ESP Maryland Two and the Facilities are in compliance in all material respects with any and all applicable federal, state and local laws, regulations, ordinances and rules pertaining to the operating of the Facilities.

5.1.19      Environmental Laws.  To the Knowledge of Extra Space and except as disclosed in any environmental site assessment provided by Extra Space to HSRE, none of Extra Space, ESP 52 or ESP Maryland Two are in violation in any material respect, in connection with its respective ownership, use, maintenance or operation of the Property and the conduct of the business related thereto, of any applicable federal, state, county or municipal or local statutes, laws, regulations, rules, ordinances, codes, standards, orders or licenses or permits of any governmental authorities relating to environmental matters, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act and the Occupational Health Act (being hereinafter collectively referred to as the “Environmental Laws”) and all other applicable environmental standards or requirements.  Schedule 5.1.19 is a true, correct and complete, in all material respects, list of all environmental studies or reports prepared at the request of Extra Space and relating to any of the Facilities, copies of which have been provided to HSRE by Extra Space either prior to or concurrently with the execution of this Agreement and Extra Space has no Knowledge that such reports are not true, correct and complete in all material respects.

5.1.20      Hazardous Materials.  Except as disclosed in any environmental site assessment provided by Extra Space to HSRE, none of Extra Space, ESP 52, ESP Maryland Two nor their its respective agents, employees, or independent contracts, or to the Knowledge of Extra Space, any tenant has (a) operated the Property for the purpose of receiving, handling, using, storing, treatment, transporting and disposing of any hazardous materials (meaning asbestos, urea formaldehyde, polychlorinated biphenyls, lead, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, or other dangerous or toxic or hazardous pollutants, contaminants, chemical materials or other substances defined in or regulated by said Environmental Laws (all of the foregoing being hereinafter collectively referred to as “Hazardous Materials”); and/or (b) released (or caused to be released) Hazardous Materials into the environment from a Facility.  Except as disclosed in any environmental site assessment provided by Extra Space to HSRE and to the Knowledge of Extra Space, there are no underground storage tanks on the Premises nor have any underground storage tanks been removed from the Premises.

5.1.21      Operating Agreements; Partnership Agreement.  Attached as Schedule 5.1.21A is a true, correct and complete copy of the Operating Agreement of ESP 52.  Attached as Schedule 5.1.21B is a true, correct and complete copy of the Operating Agreement of ESP 58.  Attached as Schedule 5.1.21C is a true, correct and complete copy of the Operating Agreement of ESP Maryland Two.

5.1.22      Title to ESP Interests.  Extra Space owns the ESP Interests and ESP 52 owns the ESP Maryland Interests free and clear of any security agreements, financing statements, liens, encumbrances, security interests or other claims of any kind.  The ESP Interests constitute all of Extra Space’s interest in ESP 52 and ESP 58.  The ESP Maryland Interests constitute all of Extra Space’s interest in ESP Maryland Two.  Extra Space has not entered into any side letters or other written instruments relating to the ESP Interests or the ESP Maryland Interests other than the agreements described in Section 5.1.21 other than those described on Schedule 5.1.22.

5.1.23      No Undisclosed Liabilities.   As of the date of this Agreement, except for trade payables incurred in the ordinary course of business respectively of ESP 52, ESP 58 and ESP Maryland Two and except as shown on the balance sheet attached hereto as Schedule 5.1.23 or disclosed in the financial statements (including the footnotes thereto) that were delivered to HSRE prior to the date of this Agreement (the “ESP Financials”), none of ESP 52, ESP 58 nor ESP Maryland Two has any indebtedness or liabilities (whether accrued, absolute, contingent or otherwise; whether due or to become due; and including, without limitation, with respect to taxes) that would normally be disclosed on a balance sheet (including its footnotes) that was prepared in accordance with generally accepted accounting principles if such indebtedness or liabilities had been known at the time of the balance sheet’s preparation.  The ESP Financials are true, correct and complete in all material respects.

5.1.24      ERISA.  Neither ESP 52, ESP 58 nor ESP Maryland Two sponsors, maintains, contributes to or has any obligation to sponsor, maintain or contribute to, or has (or may have) liability under any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), or any employment, consulting, or other employee benefit plan, understanding, agreement, arrangement, policy or payroll practice, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), layoff, dependent care, legal services, cafeteria, health, dental, vision, accident, change of control, termination, hospitalization, medical insurance, life insurance, tuition reimbursement and scholarship programs.

5.1.25      Existing Indebtedness.  To Extra Space’s Knowledge, Schedule 5.1.25 sets forth the outstanding principal balance owing under each of the Third Party Notes.  None of Extra Space, ESP 52 or ESP Maryland Two has received written notice that an event of default by either ESP 52 or ESP Maryland Two exists under the Third Party Loan Documents and, to Extra Space’s Knowledge, no events have occurred or conditions exist which, with the giving of notice or lapse of time, or both, would constitute such an event of default.  Extra Space agrees that at the Closing, Extra Space will amend and supplement this Section 5.1.25 to provide a representation as to amount of the outstanding balance, as of the Closing, of each reserve being held by Lender, on a Facility by Facility basis, with respect to the Existing Indebtedness.  Pursuant to Section 3.2.4 above, Extra Space will, during the Due Diligence Period, make available to HSRE true and correct copies of the Third Party Loan Documents for inspection and review.  Within ten (10) business days after the full execution of this Agreement, Extra Space shall update Schedule 5.1.25 with a list of all material Third Party Loan Documents, and such update shall constitute Extra Space’s representation and warranty that such list is a true and complete list of all such material Third Party Loan Documents.  Extra Space agrees that at Closing Extra Space will amend and supplement this Section 5.1.25 to provide a representation that the copies of the material Third Party Loan Documents identified by HSRE during the Due Diligence Period are true and correct copies of the originals of such documents.

5.2           Definition of Extra Space’s Knowledge.  As used in this Agreement “Extra Space’s Knowledge” and similar references shall mean only that information that is known, or with due diligence and appropriate inquiry or investigation for an owner of self storage facilities, would be known, by any one or more of the Senior Vice Presidents of Extra Space Storage Inc.

5.3           Remaking of Extra Space Warranties and Representations.  The representations and warranties made in Section 5.1 above shall be deemed remade for the benefit of both HSRE and HSRE-ESP by Extra Space as of the Closing Date with the same force and effect as if, in fact, specifically remade at that time.  If prior to the Closing either Extra Space or HSRE learns of any facts or circumstances which make any warranty or representation contained in 5.1 above untrue, incorrect, or misleading in any material respect, HSRE and Extra Space shall each give the other prompt written notice of such facts or circumstances.  If either (a) matters occurring after the date of this Agreement render Extra Space unable to remake a representation or warranty as of the Closing Date, and HSRE learns of such matters prior to the Closing, or (b) prior to Closing Extra Space learns of any facts or circumstances which make any warranty or representation made in this Agreement by Extra Space untrue, incorrect, or misleading in any material respect and, at or prior to Closing, Extra Space has given HSRE written notice of such facts or circumstances, and, in each instance, as of the date of this Agreement, Extra Space did not have knowledge of such facts or circumstances, Extra Space shall not have any liability to either HSRE or HSRE-ESP with respect to such warranty or representation and the failure to remake such representation or warranty shall not constitute a default hereunder by Extra Space, except in the event or to the extent that the untruth of such representation or warranty is the result of any willful or intentional act of Extra Space (or anyone acting at his, her or its request) or willful or intentional failure to act on the part of Extra Space (or anyone acting at his, her or its request) and in breach of this Agreement.  Notwithstanding anything to the contrary in this Section 5.3, the continuing truth and accuracy in all material respects of all representations and warranties made by Extra Space in Section 5.1 above in this Agreement shall be a condition precedent to HSRE’s obligation to Close.

5.4           Survival and Indemnification.

5.4.1        Limited Survival of Extra Space Warranties and Representations.  With the exception of the representations and warranties in Sections 5.1.1, 5.1.10, 5.1.11, 5.1.12, 5.1.13, 5.1.22 and 5.1.23, all of which shall survive indefinitely, the warranties and representations contained in Section 5.1 above shall survive the Closing and shall inure to the benefit of HSRE, HSRE-ESP and their respective legal representatives, heirs, successors or assigns for a period of one year after the Closing and shall automatically expire on the first anniversary of the Closing unless either HSRE or HSRE-ESP prior thereto has given Extra Space written notice of any alleged breach and either HSRE or HSRE-ESP commences and serves an action against Extra Space within ninety (90) days after such notice is given to Extra Space (and, in the event any such suit is timely commenced by either HSRE or HSRE-ESP and served against Extra Space, shall survive thereafter only insofar as the subject matter of the alleged breach specified in such suit is concerned).  If notice is not timely given and suit is not timely commenced and served by either HSRE or HSRE-ESP, such representations and warranties shall thereafter be void and of no force or effect.

5.4.2        Indemnification.  Subject to the provisions of Section 5.4.1 above, if any Claim (defined below) arises because of any of the representations and warranties of Extra Space set forth in Section 5.1 above proves to the false or misleading in any material respect, Extra Space shall indemnify, defend (with counsel reasonably acceptable to HSRE), protect, and save and hold harmless HSRE and HSRE-ESP with respect to any such Claim.  As used herein, the term “Claim” shall mean any and all liabilities, judgments, settlement amounts, claims, causes of action, suits penalties, damages, demands, orders, costs and expenses of any kind or nature, including, without limitation, reasonable legal, accounting, consulting, engineering, and other costs and expenses which may be incurred by or asserted against the indemnified party.

5.4.3        Survival.  The provisions of this Section 5.4 shall survive the Closing.  Except as may otherwise be specifically set forth in this Agreement, the obligations of the Extra Space under this Agreement shall not survive the Closing or any termination of this Agreement.

6.             WARRANTIES AND REPRESENTATIONS OF HSRE.

6.1           Warranties and Representations.  HSRE represents and warrants to Extra Space that, as of the date of this Agreement and at the Closing:

6.1.1        Authority, etc.  HSRE is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware, and has full power and lawful authority under HSRE’s organizational documents to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement.  All actions necessary to confer such power and authority upon the persons executing this Agreement on behalf of HSRE (and all documents which are contemplated by this Agreement to be executed on behalf of HSRE) have been taken.  HSRE’s execution, delivery and performance of this Agreement will not result in any violation of, or default under, or require any notice or consent under, any of it’s organizational documents.

6.1.2        Litigation.  HSRE has not been served with any litigation which is still pending against HSRE with respect to the transaction which is the subject of this Agreement or which would materially and adversely affect HSRE’s ability to consummate the transaction which is the subject of this Agreement.

6.2           Definition of HSRE’S Knowledge.  As used in this Agreement, “HSRE’s Knowledge” means only that information that is possessed by Stephen Gordon, Robert Mathias, or any officer, manager, or member of Harrison Street Real Estate Capital, LLC, without investigation, inquiry or review of files, and shall not include any knowledge of any other party which might otherwise be imputed to such party.

6.3           Remaking of HSRE Warranties and Representations.  The representations and warranties made in Section 6.1 above shall be deemed remade for the benefit of both Extra Space and HSRE-ESP by HSRE as of the Closing Date with the same force and effect as if, in fact, specifically remade at that time.  If prior to the Closing either HSRE or Extra Space learns of any facts or circumstances which make any warranty or representation contained in 6.1 above untrue, incorrect, or misleading in any material respect, Extra Space and HSRE shall each give the other prompt written notice of such facts or circumstances.  If either (a) matters occurring after the date of this Agreement render HSRE unable to remake a representation or warranty as of the Closing Date, and Extra Space learns of such matters prior to the Closing, or (b) prior to Closing HSRE learns of any facts or circumstances which make any warranty or representation made in this Agreement by Extra Space untrue, incorrect, or misleading in any material respect and, at or prior to Closing, HSRE has given Extra Space written notice of such facts or circumstances, and, in each instance, as of the date of this Agreement, HSRE did not have knowledge of such facts or circumstances, HSRE shall not have any liability to either Extra Space or HSRE-ESP with respect to such warranty or representation and the failure to remake such representation or warranty shall not constitute a default hereunder by HSRE, except in the event or to the extent that the untruth of such representation or warranty is the result of any willful or intentional act of HSRE (or anyone acting at his, her or its request) or willful or intentional failure to act on the part of HSRE (or anyone acting at his, her or its request) and in breach of this Agreement.  Notwithstanding anything to the contrary in this Section 6.3, the continuing truth and accuracy in all material respects of all representations and warranties made by HSRE in Section 6.1 in this Agreement shall be a condition precedent to Extra Space’s obligation to Close.

6.4           Survival and Indemnification.

6.4.1        Limited Survival of HSRE Warranties and Representations.  With the exception of the representations and warranties in Section 6.1.1, which shall survive indefinitely, the warranties and representations contained in Section 6.1 above shall survive the Closing and shall inure to the benefit of Extra Space, HSRE-ESP and their respective legal representatives, heirs, successors or assigns for a period of one year after the Closing and shall automatically expire on the first anniversary of the Closing unless either Extra Space or HSRE-ESP prior thereto has given HSRE written notice of any alleged breach and either Extra Space or HSRE-ESP commences and serves an action against HSRE within ninety (90) days after such notice is given to HSRE (and, in the event any such suit is timely commenced by either Extra Space or HSRE-ESP and served against HSRE, shall survive thereafter only insofar as the subject matter of the alleged breach specified in such suit is concerned).  If notice is not timely given and suit is not timely commenced and served by either Extra Space or HSRE-ESP, such representations and warranties shall thereafter be void and of no force or effect.

6.4.2        Indemnification.  Subject to the provisions of Section 6.4.1 above, if any Claim (defined below) arises because of any of the representations and warranties of HSRE set forth in Section 6.1 above proves to the false or misleading in any material respect, HSRE shall indemnify, defend (with counsel reasonably acceptable to Extra Space), protect, and save and hold harmless Extra Space and HSRE-ESP with respect to any such Claim.  As used herein, the term “Claim” shall mean any and all liabilities, judgments, settlement amounts, claims, causes of action, suits penalties, damages, demands, orders, costs and expenses of any kind or nature, including, without limitation, reasonable legal, accounting, consulting, engineering, and other costs and expenses which may be incurred by or asserted against the indemnified party.

6.4.3        Survival.  The provisions of this Section 6.4 shall survive the Closing.  Except as may otherwise be specifically set forth in this Agreement, the obligations of the HSRE under this Agreement shall not survive the Closing or any termination of this Agreement.

7.             ADDITIONAL WARRANTIES AND REPRESENTATIONS OF EXTRA SPACE AND HSRE.

7.1           Knowledge.  Extra Space and HSRE (each hereinafter a “Party” and collectively the “Parties”), solely with respect to itself and not with respect to any other Party, each warrants and represents to the other that such Party is aware that:

7.1.1        Acquisition of an Interest in HSRE-ESP is a speculative investment which involves a substantial degree of risk of loss by such Party of such Party’s entire investment in HSRE-ESP, that such Party understands and takes full cognizance of the risk factors related to acquisition of an interest in HSRE-ESP.

7.1.2        No federal, state or local agency has passed upon the interests in HSRE-ESP or made any finding or determination concerning the fairness of an investment in HSRE-ESP.

7.1.3        The tax consequences to such Party of investing in HSRE-ESP will depend on such Party’s particular circumstances, and neither HSRE-ESP, any member of HSRE-ESP, any other Party, nor any of their respective, agents, officers, directors, employees, affiliates, or consultants of any of them will be responsible or liable for the tax consequences of an investment in HSRE-ESP.  Such Party will look solely to, and rely upon, its own advisers with respect to the tax consequences of an investment in HSRE-ESP.

7.1.4        There can be no assurance that the Internal Revenue Code or the regulations thereunder will not be amended or interpreted in the future in such a manner so as to deprive HSRE-ESP and its members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by HSRE-ESP or the allocations of items of income, gain, loss, deduction, or credit among its members may not be challenged by the Internal Revenue Service.

7.1.5        Any projections which may have been delivered to such Party (including projections set forth in the “Annual Business Plan and Operating Budget (as defined below)) are based on estimates, assumptions and forecasts of Extra Space and others, are only estimates and opinions, and are not guaranteed by Extra Space, HSRE-ESP any member of HSRE-ESP or any other Person.  Such Party has undertaken its own independent review of the investment in HSRE-ESP.

7.1.6        Pursuant to the HSRE-ESP Operating Agreement, there are substantial restrictions on the transferability of the interests in HSRE-ESP and that there is no public market for such interests and none is expected to develop, and that, accordingly, it may not be possible for such Party to liquidate its investment in HSRE-ESP.

7.1.7        Such Party has received and reviewed all information such Party considers necessary or appropriate for deciding whether to acquire an interest in HSRE-ESP.  Such Party has had an opportunity to ask questions and receive answers from the other Party and its Affiliates and/or employees regarding the terms and conditions of such Party’s acquisition of such interest in HSRE-ESP and regarding the business, financial affairs, and other aspects of HSRE-ESP and has further had the opportunity to obtain all information (to the extent the other Party possesses or can acquire such information without unreasonable effort or expense) which it deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to such Party.

7.1.8        Neither HSRE-ESP the other Party or any Affiliate, agent or employee of HSRE-ESP, such other Member, or any other person has at any time expressly or implicitly represented, guaranteed, or warranted to such Party that such Party may freely transfer such Party’s interest in HSRE-ESP, that a percentage return of profits and/or amount or type of consideration will be realized as a result of an investment in HSRE-ESP, that past performance or experience on the part of any Party or its affiliates or any other person in any way indicates the predictable results of the ownership of such Party’s interest in HSRE-ESP or of the overall business of HSRE-ESP, that any cash distributions from HSRE-ESP operations or otherwise will be made to the members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in HSRE-ESP.

7.1.9        Such Party has been advised to consult with such Party’s own attorney regarding all legal matters concerning an investment in HSRE-ESP and the tax consequences of participating in HSRE-ESP, and has done so, to the extent such Party considers necessary.

7.1.10      Such Party must bear the economic risk of investment in HSRE-ESP for an indefinite period of time, since the interests have not been registered under the Securities Act of 1933 and, therefore, cannot be sold unless either they are subsequently registered under such Act or an exemption from such registration is available.

7.1.11      Interests in HSRE-ESP have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or qualified under the securities laws of any state, or any other applicable blue sky laws in reliance, in part, on the warranties and representations of such Party herein.

7.2           Additional Warranties and Representations.  Each Party, solely with respect to such Party and not with respect to any other Party, warrants and represents to the other Party that:

7.2.1        Such Party and such Party’s investment advisors, if any, have carefully reviewed and understand the risks of, and other considerations relating to, the purchase of an interest in HSRE-ESP.

7.2.2        Such Party is acquiring such Party’s interest in HSRE-ESP for investment purposes only for its own account, and not with a view to the resale, assignment, pledge, mortgage, hypothecation, transfer or distribution of all or any part thereof.  No other person will have any direct or indirect beneficial interest in or right to such Party’s interest in HSRE-ESP.

7.2.3        Such Party:  (1) is authorized and otherwise duly qualified to purchase and hold interests in HSRE-ESP;  and (2) has its principal place of business at its address set forth above in this Agreement.

7.2.4        By reason of its business or financial experience, or by reason of the business or financial experience of such Party’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by either the other Party or HSRE-ESP or any Affiliate or selling agent of either the other Party or HSRE-ESP, such Party is capable of evaluating the risks and merits of this investment and of protecting such Party’s own interests in connection with this investment.

7.2.5        Such Party is an “accredited investor” as defined in Rule 501(a) promulgated by the Securities and Exchange Commission (“SEC”).  Notwithstanding such Party’s status as an accredited investor, such Party is acquiring such Party’s interest in HSRE-ESP and entering into this Agreement as a joint venture with the other Party and does not consider the interests in HSRE-ESP to constitute a “security” under any federal or state law.

7.2.6        Such Party is financially able to bear the economic risk of an investment in HSRE-ESP, including the total loss thereof.

7.2.7        Neither the other Party nor HSRE-ESP is under any obligation to register or qualify interests in the Company under the Securities Act or under any state securities law, or to assist such Party in complying with any exemption from registration and qualification.  Such Party is an experienced investor in unregistered and restricted securities of limited liability companies or limited partnerships.

7.3           Indemnification Regarding Warranties and Representations.  Each Party agrees to indemnify and hold harmless each other Party, HSRE-ESP, and any officers, directors, shareholders, managers, members, employees, partners, agents, attorneys, registered representatives, and control persons of any such entity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of or arising from any misrepresentation or misstatement of facts or omission to represent or state facts made by such Party including, without limitation, the information in this Agreement, against losses, liabilities, and expenses of HSRE-ESP, each and every other Party, and any officers, directors, shareholders, managers, members, employees, partners, attorneys, agents, registered representatives, and control persons of any such person (including attorneys’ fees, judgments, fines, and amounts paid in settlement, payable as incurred) incurred by such person in connection with such action, suit, proceeding, or the like.

7.4           Survival.  The provisions of this Section 7 shall survive the Closing and/or any termination of this Agreement.

8.             INSPECTIONS.

8.1           Inspections.  Subject to the provisions of this Section 8, during the ninety (90) day period (the “Due Diligence Period”) following the full execution of this Agreement, HSRE shall be permitted to make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, interviews with Extra Space’s personnel at the Facilities, if any, or the personnel of Extra Space’s property manager, any leases and contracts affecting the Premises, books and records maintained by Extra Space or its agents relating to the Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns, and all other information pertaining to the Property.  Without representation or warranty, Extra Space shall cooperate in HSRE’s review and provide HSRE with the opportunity to review leases, financial reports and other third-party inspection reports and similar materials in Extra Space’s possession relating to the Property (excluding appraisals, internal valuations or similar proprietary materials that may be in Extra Space’s possession).  The property management agreement applicable to each Facility shall be terminated as of Closing.  Prior to the expiration of the inspection period, HSRE shall notify Extra Space in writing of any repair and maintenance items that HSRE has identified during the course of its inspections, along with an estimate of the expense to repair such items (the “Repair Notice”).  Within five (5) business days after Extra Space’s receipt of the Repair Notice, Extra Space shall provide written notice (the “Repair Response”) to HSRE of those items which it agrees to repair (the “Repair Items”).  If Extra Space does not elect to repair all of the items set forth in the Repair Notice, HSRE may either waive HSRE’s requirement that Extra Space repair such Repair Items and proceed to Closing or terminate this Agreement by providing written notice to Extra Space within three (3) business days of HSRE’s receipt of the Repair Response.  Upon such termination, neither party shall have any further rights or liabilities hereunder except for those provisions which expressly survive the termination of this Agreement.  If prior to Closing Extra Space fails to complete the repair of any Repair Items that Extra Space elected to repair, a portion of the Extra Space Distribution Amount equal to one hundred fifty percent (150%) of HSRE’s reasonable estimate to repair such items (as set forth in the Repair Notice) shall be held in an escrow with the Title Insurer pursuant to instructions that are reasonably acceptable to HSRE and Extra Space to ensure the completion of such Repair Items.

8.2           Conduct of Inspections.

8.2.1        Inspections in General.  During the Due Diligence Period, HSRE, its agents, and employees shall have the right to enter upon the Property for the purpose of making non-invasive inspections at HSRE’s sole risk, cost and expense.  Before any such entry, HSRE shall provide Extra Space with a certificate of insurance naming Extra Space as an additional insured and with an insurer and insurance limits and coverage reasonably satisfactory to Extra Space.  All such entries upon the Property shall be at reasonable times during normal business hours and after at least 24 hours prior notice to Extra Space or Extra Space’s agent, and Extra Space or Extra Space’s agent shall have the right to accompany HSRE during any inspection activities performed by HSRE on the Property.  HSRE shall not disturb the tenants on the Property, and HSRE’s inspection shall be subject to the rights of tenants under the Leases.  During the Due Diligence Period, Extra Space shall provide to HSRE, from time to time at the request of HSRE, copies of current reports and information with respect to the Facilities which are available from the Center Shift property management system (“Center Shift”).  If any inspection or test disturbs the Property, HSRE will restore the Property to the same condition as existed before the inspection or test.  HSRE shall indemnify, defend and hold harmless Extra Space and Extra Space’s partners and their respective shareholders, directors, officers, affiliates, tenants, agents, contractors, employees, successors and assigns (“Extra Space Related Parties”) and the Property from and against any and all losses, costs, damages, claims, or liabilities, including reasonable attorneys’ fees, arising out of or in connection with any entry or inspections performed by HSRE, its agents or representatives.  The provisions of this Section 8.2.1 shall survive the Closing or any termination of this Agreement.

8.2.2        Environmental Inspections.  The inspections permitted under Section 8.2, may include a non-invasive Phase I environmental inspection of the Property, but no Phase II environmental inspection or other invasive inspection or sampling of soil or materials, including without limitation construction materials, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Extra Space, which may be withheld in Extra Space’s sole and absolute discretion, and if consented to by Extra Space, the proposed scope of work and the party who will perform the work shall be subject to Extra Space’s review and approval.  HSRE shall deliver to Extra Space copies of any Phase I, Phase II or other environmental report to which Extra Space consents as provided above.

8.2.3        Title and Survey Review.  During the Due Diligence Period, HSRE shall review:  Extra Space’s existing title insurance policies with respect to the Property and Extra Space’s existing surveys with respect to the Property.  HSRE may order, at HSRE’s expense, updates on the existing surveys.  HSRE may, at its sole expense, obtain during the Due Diligence Period any additional title commitment(s) (the “Title Commitments”) from Chicago Title Insurance Company, National Office, at 171 N. Clark Street, 3rd Floor, Chicago, IL 60601, Attention: Ronald K. Szopa, as the “Escrow Agent” or “Title Insurer”, or survey updates desired by HSRE.  HSRE shall work directly with the Title Insurer to resolve any objections to exceptions set forth on the Title Commitments and shall provide Extra Space with copies of final, revised Title Commitments or pro forma policies, which set forth only those title exceptions that have been accepted by HSRE (the “Approved Title Matters”).  Extra Space shall have no obligation to remove any exceptions to title reflected on the Title Commitments except liens of an ascertainable amount created by Extra Space (but specifically not including liens to secure the Existing Indebtedness), including mechanics’ and materialmen’s liens filed against the Extra Space and judgment liens filed against the Property with respect to judgments obtained against Extra Space, which liens Extra Space shall cause to be removed as exceptions to the Title Policy at Closing (and if Extra Space fails to remove such matters as exceptions, by bonding over such matters or otherwise, HSRE may direct that a portion of the Extra Space Distribution Amount be applied to remove same).  Extra Space further agrees to remove any exceptions or encumbrances to title which are created by Extra Space after the date of this Agreement without HSRE’s consent.  HSRE may terminate this Agreement if the Title Company revises the Title Report after the expiration of the Due Diligence Period to add exceptions if such additions are not reasonably acceptable to HSRE and are not removed as exceptions to the Title Policy at Closing.

8.3           Termination During Due Diligence Period.  If HSRE determines, in its sole discretion, before the expiration of the Due Diligence Period that the Property is unacceptable for HSRE’s purposes, HSRE shall have the right to terminate this Agreement by giving to Extra Space written notice of termination before the expiration of the Due Diligence Period, and neither party shall have any further rights or liabilities hereunder except for those provisions which expressly survive the termination of this Agreement.

8.4           Approval of Annual Business Plan and Annual Operating Budget.  At least ten business days prior to the expiration of the Due Diligence Period, Extra Space shall prepare and submit to HSRE, an Annual Business Plan and Annual Operating Budget (as defined in the HSRE-ESP Operating Agreement) for review and approval by HSRE.

9.             DAMAGE TO PROPERTY.

If before the Closing one or more of the Facilities is materially or adversely affected in any way as a result of any fire, flood, earthquake, similar acts of nature or other acts of destruction which involves damage requiring repair and restoration costs of less than or equal to Five Hundred Thousand and No/100 Dollars ($500,000.00), the parties shall be obligated to proceed with the Closing.  In that event, if (A) the amount of the insurance proceeds available for such loss have been determined prior to the Closing Date, then the difference between (i) the cost of repairing and restoring such Facilities and (ii) the total amount of insurance proceeds payable with respect to such material adverse change (the “Casualty Adjustment Amount”) shall be treated as a “cost” which is charged to Extra Space for purposes of determining the Extra Space Distribution Amount pursuant to Section 2.2.2 above, or (B) the amount of the insurance proceeds available for such loss have not been determined prior to the Closing Date, then the right to receive such insurance proceeds shall be assigned to HSRE-ESP or the title holder of the applicable property, and Extra Space shall pay the Casualty Adjustment Amount to HSRE-ESP within ten (10) days after such amount has been determined.  If the material or adverse change involves damage requiring repair and restoration costs in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) or more (a “Major Event”), the parties shall proceed to Closing with the Facilities being transferred in their un-restored condition together with any insurance proceeds or the right to receive such insurance proceeds, and the rights to any other claims arising as a result of such material or adverse change, in which event, the amount of any “deductible” from the insurance proceeds payable with respect to such material or adverse change shall be treated as a “cost” which is charged to Extra Space for purposes of determining the Extra Space Distribution Amount pursuant to Section 2.2.2 above; provided, however, that HSRE shall have the right, exercisable within twenty (20) days of the occurrence of such Major Event, to terminate this Agreement (and if such Major Event results in uninsured repair and restoration costs in excess of $500,000, either Extra Space or HSRE shall have the right to so terminate this Agreement), in which event, except as specifically provided otherwise in this Agreement, the parties shall have no further obligations to each other under this Agreement.

10.          EMINENT DOMAIN.

If, before Closing, proceedings, are commenced or threatened for the taking by exercise of the power of eminent domain (a “Taking”) of all or a “material” (as defined below) part of any of the Facilities, each of Extra Space or HSRE shall have the right, by giving written notice to the other within twenty (20) days after Extra Space gives HSRE written notice of the commencement of such proceedings or the threat to commence such proceedings, to terminate this Agreement, in which event, except as specifically provided otherwise in this Agreement, the parties shall have no further obligations to each other under this Agreement.  If, before the Closing, proceedings are commenced or threatened for a Taking of less than such a “material” part of a Facility, or if neither Extra Space nor HSRE exercises the right to terminate this Agreement pursuant to the preceding sentence, then this Agreement shall remain in full force and effect and, on the Closing, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the Taking shall constitute an asset of the owner of such Facility (i.e., either ESP 52 or ESP Maryland Two) and, as such, shall be part of the Property.  Extra Space shall give written notice to HSRE within ten (10) business days after Extra Space receives notice of the commencement of any proceedings for a Taking of all or any part of a Facility.  For purposes of this Section 10 a Taking of any portion of a Facility shall be “material” if such Taking would render such Facility unsuitable, in the reasonable determination of Extra Space and HSRE, for use as a self storage facility in the same manner in which such Facility has historically been used by Extra Space.

11.          CONDITIONS PRECEDENT.

11.1         HSRE’s Conditions Precedent.  The obligations of HSRE under this Agreement are contingent upon any one or more of the following, the failure of any of which shall, upon written notice by HSRE to Extra Space, render this Agreement and the HSRE Operating Agreement null and void:

11.1.1      Title Policy.  Title Insurer shall be irrevocably committed to issue for each Facility upon Closing either (x) a Form 2006 ALTA Owner’s Policy of Title Insurance (or an applicable local equivalent) with an endorsement deleting the exclusion for creditors’ rights and deleting the arbitration provision (or other current form of extended coverage owner’s policy if such form is not available), along with such title endorsements reasonably requested by HSRE and in the form previously approved by HSRE (collectively, the “Title Policy”), or (y) an endorsement to Extra Space’s existing title insurance policy for the Property (collectively, the “Endorsement”), in either case, together with a non-imputation endorsement (if available in the jurisdiction in which the Property is located) and insuring ESP 52 or ESP Maryland Two (as applicable) as the owner of fee simple title to the applicable Facility, subject only to Permitted Exceptions, in the amounts set forth on Schedule 9.1.1 attached hereto.

11.1.2      No Default.  Extra Space shall not be in default in any material respect under any of its obligations hereunder.

11.1.3      Representations and Warranties.  Each of the representations and warranties of Extra Space shall be true and correct in all material respects as of Closing.

11.1.4      Annual Business Plan and Annual Operating Budget.  HSRE and Extra Space shall have approved the Annual Business Plan and Annual Operating Budget.

11.1.5      Existing Loan.  The Lender and each servicer of the Existing Indebtedness shall have approved the transaction which is the subject of this Agreement and the Lender Conditions are acceptable to both HSRE and Extra Space.

11.2         Extra Space’s Conditions Precedent.  The obligations of Extra Space under this Agreement are contingent upon any one or more of the following, the failure of any of which shall, upon written notice by Extra Space to HSRE, render this Agreement and the HSRE Operating Agreement null and void:

11.2.1      No Default.  HSRE shall not be in default in any material respect under any of its obligations hereunder.

11.2.2      Representations and Warranties.  Each of the representations and warranties of HSRE shall be true and correct in all material respects as of Closing.

11.2.3      Annual Business Plan and Annual Operating Budget.  HSRE and Extra Space shall have approved the Annual Business Plan and Annual Operating Budget.

11.2.4      Existing Loan.  The Lender and each servicer of the Existing Indebtedness shall have approved the transaction which is the subject of this Agreement and the Lender Conditions are acceptable to both HSRE and Extra Space.

12.          BROKERAGE.

Each of Extra Space and HSRE represents that it has not engaged any broker in connection with the transactions contemplated by this Agreement.  Each of Extra Space and HSRE shall indemnify and hold the other party harmless from and against any and all claims of all brokers and finders claiming by, through or under the indemnifying party.  The provisions of this Section 12 shall survive Closing.

13.          DEFAULTS AND REMEDIES.

13.1         HSRE’s Remedies.

13.1.1      Pre-Closing Default.  In the event that prior to Closing, Extra Space breaches in any material respect any warranty or representation contained in this Agreement or fails in any material respect to comply with or perform any of the conditions to be complied with or any of the covenants, agreements or obligations to be performed by Extra Space under the terms and provisions of this Agreement and such breach or failure continues for a period of ten (10) business days after written notice thereof from HSRE to Extra Space, HSRE, as HSRE’s exclusive remedies, shall be entitled to (i) terminate this Agreement by giving written notice thereof to Extra Space, whereupon, except as provided below in this Section 13.1.1 and except as expressly provided otherwise in this Agreement, neither party shall have any further rights or obligations under this Agreement; or (ii) enforce specific performance of Extra Space’s obligations under this Agreement; provided, however, that notwithstanding anything to the contrary in this Section 13.1.1, in the event of a termination by HSRE under (i) above, Extra Space shall, upon demand from HSRE, reimburse HSRE for the actual and reasonable out-of-pocket expenses paid or incurred by HSRE in connection with this Agreement and/or HSRE’s investigation or inspection of the Property in an amount not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).  HSRE expressly agrees that in no event shall Extra Space be liable for any special, incidental, consequential or punitive damages whatsoever (including, without limitation, loss of business profits or opportunity) and by execution of this Agreement, HSRE waives any right to claim or seek any such damages.  The provisions of this Section 13.1.1 shall survive the Closing or any termination of this Agreement.

13.1.2      Post Closing Default.  In the event that the transaction which is the subject of this Agreement closes and at or after Closing, Extra Space breaches any warranty, representation or covenant contained in this Agreement which survives Closing or contained in any document delivered by Extra Space at Closing HSRE may, subject to the limitations contained in this Agreement, pursue any and all remedies available at law or in equity; provided, however, in no event shall Extra Space be liable for any special, incidental, consequential or punitive damages whatsoever (including, without limitation, loss of business profits or opportunity) and by execution of this Agreement, HSRE waives any right to claim or seek any such damages.  The provisions of this Section 13.1.2 shall survive the Closing.

13.2         Extra Space’s Remedies.  Except as provided below in this Section 13.2, in the event HSRE breaches any warranty or representation contained in this Agreement in any material respect or fails to comply with or perform in any material respect any of the covenants, agreements or obligations to be performed by HSRE under the terms and provisions of this Agreement and such breach or failure continues for a period of ten (10) business days after written notice thereof from Extra Space to HSRE, as the sole and exclusive remedy of Extra Space, Extra Space may terminate this Agreement by written notice to HSRE.  Notwithstanding anything to the contrary in this Section 13.2, the limitations set forth above in this Section 13.2 shall not apply to a default by HSRE under (1) Section 8.2.1, (2) any other covenant of HSRE under this Agreement which, pursuant to the express provisions of this Agreement, survives the Closing, but only to the extent that the transaction which is the subject of this Agreement closes and such default occurs at or after the Closing, or (3) any document delivered by HSRE at the Closing; provided, however, in no event shall HSRE be liable for any special, incidental, consequential or punitive damages whatsoever (including, without limitation, loss of business profits or opportunity) and by execution of this Agreement, Extra Space waives any right to claim or seek any such damages.  The provisions of this Section 13.2 shall survive the Closing or any termination of this Agreement.

After Closing, each of Extra Space and HSRE shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity with respect to a default (or breach of a representation or warranty) by another party under this Agreement, except (i) as expressly limited in this Agreement, and (ii) that none of the parties hereto shall be entitled to recover from the other consequential or special damages.

14.          MISCELLANEOUS.

14.1         Entire Agreement.  This Agreement constitutes the entire agreement between Extra Space and HSRE with respect to the matters discussed herein.  This Agreement shall not be modified or amended except in a written document signed by Extra Space and HSRE.

14.2         Time.  Time is of the essence of this Agreement.  In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, Monday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, Monday, or legal holiday.

14.3         Notices.  Any notices required or permitted to be given hereunder shall be in writing and shall be (as elected by the party giving such notice):  (i) personally delivered, (ii) sent by a nationally recognized overnight courier service, fees prepaid, or (iii) sent by telecopier, in each instance addressed as provided below.  Either party may change its address for purposes hereof by notice given to the other party.  Notices hereunder shall be directed:

If to Extra Space:

Extra Space Storage LLC
2795 E. Cottonwood Parkway
Suite 400
Salt Lake City, UT 84121
Attn: Mr. Charles L. Allen
Fax: (801) 365-4947

With a copy to:

Holland & Hart LLP
60 East South Temple, Suite 2000
Salt Lake City, Utah 84111
Attn: Mr. Steven E. Tyler
Fax: (866) 711-8035

2.	If to HSRE:

c/o Harrison Street Real Estate Capital, LLC
71 S. Wacker Drive
Suite 3575
Chicago, IL 60606
Attn: Mr. Stephen Gordon and Mr. Robert Mathias
Fax: (312) 920-1855

With copies to:

DLA Piper LLP (US)
203 N. LaSalle Street
Suite 1900
Chicago, IL 60601-1293
	Attention:	Michael S. Gershowitz
	Fax:	(312) 630-6306

A notice sent in compliance with the provisions of this 14.3 shall be deemed given on the date of receipt or refusal to accept delivery, provided, however, that a notice delivered by facsimile shall only be effective (retroactive to the time of receipt) if such notice is also delivered within two (2) business days by hand or deposited in the United States mail, postage prepaid, registered or certified mail.

14.4         No Recordation.  Neither this Agreement nor any memorandum thereof shall be recorded against the Property.

14.5         Counterparts.  This Agreement may be executed in any number of identical counterparts any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

14.6         Waiver.  The failure by either party to enforce against the other any term of this Agreement shall not be deemed a waiver of such party’s right to enforce against the other party the same or any other term in the future.

14.7         Severability.  If any one or more of the provisions hereof shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not herein contained.

14.8         Jury.  THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER REGARDING ANY MATTERS ARISING OUT OF THIS AGREEMENT.

14.9         Further Assurances.  Each party agrees to perform, execute and deliver, on and after the Closing, such further actions and documents as may be reasonably necessary or requested to more fully effectuate the purposes, terms and intent of this Agreement and the conveyances contemplated herein.

14.10       Attorneys’ Fees.  If any party hereto or their respective successors or assigns files suit to enforce the obligations of, or remedy against, any other party to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable fees and expenses of its attorneys and its court costs.

14.11       Construction.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.  The captions preceding the text of each Section are included for convenience of reference only and shall be disregarded in the construction and interpretation of this agreement.

14.12       No Third-Party Beneficiaries.  This Agreement shall benefit only the parties hereto, and no other person or entity shall have any rights hereunder.

14.13       As-Is.  HSRE acknowledges that it has had the opportunity to inspect the Property and that it accepts the ESP Interests, the ESP Maryland Interests and the Property in its “as is” condition, subject, in the case of the Property, to use, ordinary wear and tear, and natural deterioration, subject to the other terms of this Agreement.  HSRE further acknowledges that, except as expressly provided in this Agreement or in any document delivered by Extra Space at Closing in accordance with this Agreement (collectively “Extra Space’s Closing Documents”), (i) neither Extra Space nor any agent or representative of such parties has made, and (ii) neither Extra Space nor any such agent or representative is liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the ESP Interests, the ESP Maryland Interests or the Property.

14.14       Reporting Person.  Extra Space and HSRE hereby designate Title Insurer to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.  In this regard, Extra Space and HSRE each agree to execute at Closing, and to cause Title Insurer to execute at Closing, a Designation Agreement, designating Title Insurer as the reporting person with respect to the transaction contemplated by this Agreement.

14.15       Public Notices.  Any press release and other public notice to be released by any party hereto disclosing the consummation of the transactions contemplated hereby shall first be submitted to the other parties hereto for review and comment, and each party hereto shall reasonably cooperate in addressing the concerns of the other with respect to the nature and content of such disclosure (except and to the extent any such disclosure may be required by law).

14.16       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

14.17       Confidential Information.  All information obtained pursuant to this Agreement by any party hereto from the other parties hereto and the matters and provisions hereof shall be and remain confidential (subject to the necessity of divulging to third parties, including, without limitation, attorneys, accountants, engineers, architects and prospective equity partners and lenders, such information as either party may require in order to perform its obligations hereunder and subject to disclosure of all information required by governmental authorities (including disclosures required under state or federal securities laws or the rules of a party’s principal securities exchange) and any actual or prospective lender to the Company or any Subsidiary).  No party will issue or cause the issuance of, and each will prevent its employees or agents from issuing or causing the issuance of, any press or media release or other information in the nature of a press release relating to either this Agreement or the transaction contemplated hereby except upon the prior written approval of Extra Space and HSRE as to the exact text of such press release.

[signature page follows next]

IN WITNESS WHEREOF, this Agreement is executed on the day and year first above written.

EXTRA SPACE

EXTRA SPACE STORAGE LLC, a Delaware limited liability company

By:	/s/ Charles L. Allen
Name: Charles L. Allen
Title: Manager

HSRE

HSRE-ESP IA, LLC, a Delaware limited liability company

By: HSREP II Holding LLC, a Delaware limited liability company, its sole member,

HSRE REIT II, a Maryland real estate investment trust, a member

	By:	/s/ Stephen M. Gordon
	Name:	Stephen M. Gordon
	Its:	Trustee

EXHIBIT D

ARBITRATION AND PRORATION REVIEW

1.             Post Closing True-Up.  Within sixty (60) calendar days after Closing, Extra Space shall recalculate the Prorations (other than prorations of real estate and personal property taxes that are based on a tax bill for a period prior to the year in which the Closing occurs, which prorations shall be recalculated upon receipt of the current tax bill for the year in which the Closing occurs, as set forth in Section 4.3.2.1) as of the Proration Date as set forth in Section 4.3 of the Agreement (the “Proration Recalculation”) and shall send a copy of the Proration Recalculation to HSRE.  Extra Space and HSRE shall each have an opportunity to provide the other with a review (a “Review”) of the Proration Recalculation setting forth in reasonable detail any discrepancy which it has discovered in the Prorations made at the Closing or in the Proration Recalculation.  If either party to which the Proration Recalculation is presented does not provide the other party with a Review within ten (10) business days after receipt of the Proration Recalculation, such party shall be deemed to be in agreement with the Proration Recalculation.  If either party to which any such Review is presented disagrees with such Review, it shall give written notice (the “Disagreement Notice”) to the other party within ten (10) business days after receipt of such Review (and, if no such notice is given, the party to which such Review was presented shall be deemed to agree with it).  Such Disagreement Notice shall detail all points of disagreement.  If Extra Space and HSRE do not resolve such disagreement within ten (10) business days after delivery of the Disagreement Notice, the parties shall proceed to arbitration.  If the parties agree or are deemed to agree with either the Proration Recalculation or the Review or if there is an arbitration award, then Extra Space or HSRE shall, as applicable, pay to the other party, in cash, the amount owed within ten (10) days of the date of such agreement or deemed agreement or such arbitration award, as applicable.

2.             Dispute Resolution.  Any controversy or claim between or among the parties hereto relating to or arising from the either the Review or the Proration Recalculation shall be determined by binding arbitration in Cook County, Illinois in accordance with one of the following as selected by HSRE:

a.               the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. (J.A.M.S.) or

b.              the Rules of  Practice and Procedure of the American Arbitration Association (“AAA”), or

c.               the Special Rules of an individual mutually agreed upon by the parties.  The Special Rules shall be those determined by an individual arbitrator agreed upon by the parties, and shall require that all arbitration hearings will be commenced within ninety (90) days of the demand for arbitration, and that the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for an additional sixty (60) days.

Judgment upon any arbitration award may be entered in any court having jurisdiction.  Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Cook County, Illinois.

In the event of a controversy or claim between the parties which is subject to arbitration pursuant to this Exhibit D, either party may give written notice (“Arbitration Notice”) to the other requesting arbitration.  If HSRE requests an individual arbitrator and the parties have not agreed upon an individual within ten (10) days after delivery of the Arbitration Notice, then AAA shall apply.

1

The prevailing party in such arbitration or in any proceeding to compel or enforce such arbitration shall be entitled to collect from the non-prevailing party reasonable attorney’s fees and costs.

2